Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus constituting a part of the Registration Statement of Photomedex, Inc. and Subsidiaries (the “Company”) on Form S-4 of our report dated March 23, 2010, on our audits of the consolidated financial statements as of December 31, 2009 and for each of the two years then ended, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which report was included in the Annual Report on Form 10-K filed March 31, 2011. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ AMPER, POLITZINER & MATTIA, LLP

Edison, New Jersey

August 12, 2011